STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of the 14th day of August, 2018, is by and between Ramie Tabet (“Tabet”) and Rupert Ireland, as the purchaser (the “Purchaser”).

WHEREAS, Tabet desires to sell to Purchaser, and Purchaser desires to purchase from Tabet, Forty Million (40,000,000) shares (the “Shares”) of the common stock, $0.001 par value per share (the “Common Stock”), of Blue Eagle Lithium Corp. a Nevada corporation (the “Company”);

WHEREAS, the Shares constitute all of the shares of Common Stock owned by Tabet;

WHEREAS, Tabet and Purchaser have agreed to provide for the purchase and sale of the Shares in the manner set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. PURCHASE AND SALE OF SHARES.

1.1 Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Tabet agrees to sell to Purchaser, and Purchaser agrees to purchase from Tabet, all right, title and interest in and to the Shares, free and clear of all liens, claims and encumbrances.

1.2 Consideration. The aggregate purchase price for the Shares is $ 100,000 (the “Purchase Price”). In consideration of the sale of the Shares by Tabet, Purchaser shall deliver the Purchase Price to Tabet at the Closing in accordance with Section 3 below.

2. CLOSING.

2.1 Date, Time and Place of Closing. The closing of the sale of the Shares (the “Closing”) will take place at 10:00 a.m., local time on August 14, 2018 (the “Closing Date”) at the office 2831 St. Rose Parkway, Suite 200, Henderson, NV, 89052 or at such other date, time or place as may be mutually agreed to by the Purchaser and Tabet.

2.2 Closing Procedures. (a) At the Closing, Tabet shall deliver to Purchaser a stock certificate representing the Shares duly issued by the transfer agent of the Company, and such other documents that may be necessary to transfer the Shares to Purchaser, free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions and charges of any kind or character (collectively, the “Transfer Documents”).

(b) At the Closing, Purchaser will deliver the Purchase Price to Tabet, by promissory note. The delivery of the Transfer Documents and the Purchase Price shall be deemed to take place simultaneously.

3. REPRESENTATIONS AND WARRANTIES OF TABET. Tabet hereby represents and warrants to the Purchaser as follows:

3.1 Due Authorization. Tabet has full capacity and is authorized to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed and delivered by Tabet and constitutes the legal, valid, and binding obligations of Tabet, enforceable laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive against him in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar relief and other equitable remedies.

3.2 No Conflicts or Consents. The execution and delivery by Tabet of this Agreement, and the performance of his obligations hereunder, including, without limitation, the transfer and sale of the Shares from Tabet to Purchaser, do not and will not (a) conflict with, violate or cause a default under any agreement, judgment, license, order or permit applicable to or binding upon Tabet, including without limitation any shareholders agreement, voting agreement, right of first refusal agreement, or similar agreement concerning the Shares, (b) result in the acceleration of any indebtedness owed by Tabet, or (c) result in or require the creation of any lien upon the Shares, or any assets or properties of Tabet. No consent, approval, authorization or order of, and no notice to or filing with, any tribunal or third party is required in connection with the execution, delivery or performance by Tabet of this Agreement, the transfer and sale of the Shares from Tabet to Purchaser or the consummation by Tabet of the transactions contemplated hereby.

3.3 Title to Shares. Tabet has sole legal, nominal and beneficial ownership and title to the Shares, free and clear of all adverse interests, liens, claims and encumbrances, and has the sole right to vote or direct the voting of the Shares. The delivery of the certificate or certificates representing the Shares owned by Tabet, as issued by the transfer agent in the name of each Purchaser or duly endorsed or accompanied by duly executed stock powers, will transfer to Purchaser good and indefeasible title to such shares, free and clear of all liens, proxies, encumbrances and claims of every kind. There are no pending or threatened notices, suits, claims or judgments against or relating to the Shares, or relating to violations of laws or any other matters, which may result in an obligation or liability on Purchaser after the closing of this transaction or which have created or might in the future create a lien or adverse claim against the Shares, that have not been corrected or disclosed in writing to Purchaser, nor are there any threats thereof known to Tabet.

3.4 Other Agreements. Other than this Agreement, Tabet is not a party to any contract or agreement of any kind or nature whatsoever which will be enforceable against Purchaser after the close of this transaction.

3.5 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all necessary corporate power and authority to own or lease its assets and to carry on its business as now being conducted and presently proposed to be conducted.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Tabet as follows:

4.1 Due Authorization. Purchaser has full capacity to enter into this Agreement and to carry out his respective obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive relief and other equitable remedies.

4.2 Investment Representations. Purchaser further represents and warrants as follows:

(a)	Purchaser is purchasing the Shares for his own account and not with a view to resale or redistribution in a manner which would require registration under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, or for sale in connection with a “distribution,” as that term is used in Section 2(11) of the Act, of the Shares.

(b)	Purchaser understands that the Shares are not registered under the Act or the securities laws of any state and may not be disposed of in whole or in part in the absence of registration under the Act or any state securities laws, unless an exemption from registration is available.

(c)	Purchaser understands that there will be no public market for the Shares, and that even if such a market were to develop, it may not be possible for the undersigned to readily liquidate his investment. As a consequence, Purchaser may never be able to sell or dispose of such securities and may thus have to bear the risk of investment in such securities for a substantial period of time. Purchaser has adequate means of providing for his current and future contingencies and has no need for liquidity with regard to his investment in the Shares.

(d)	Purchaser has been informed and understands that the Shares, upon issue, will have such restrictive legends as are required by law or as the Company may otherwise deem appropriate.

(e)	Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and making an informed decision with respect to the purchase of the Shares. Purchaser is not relying upon any representation or warranty by Tabet with respect to the value of the Shares, and accordingly no such representations or warranties are made.

(f)	Purchaser has had an opportunity to ask questions of and receive satisfactory answers from the Company, or any person or persons acting on the Company’s behalf, concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of Purchaser.

5. ASSUMPTION. By entering into this Agreement, Purchaser is not assuming or agreeing to assume or is discharging any liability or obligation of Tabet whatsoever, whether now existing or hereinafter incurred.

6. CONDITIONS TO CLOSING. The obligations of Purchaser and Tabet are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties made by the other party to this Agreement or in any document delivered by such other party pursuant to this Agreement shall be true, correct and complete on and as of the Closing Date, including, without limitation, compliance with all applicable federal and state securities laws.

6.2 Performance. Each party to this Agreement shall have performed and complied with, in all material respects, all covenants, obligations and agreements required by this Agreement to be so performed or complied with by such party on or prior to the Closing Date.

7. TERMINATION. If the Closing has not occurred before AUGUST 15th, 2018, then this Agreement shall automatically terminate for all purposes, unless extended in writing signed by Tabet and Purchaser. In addition, Tabet may terminate this Agreement on the Closing Date if he has timely delivered to Purchaser his Transfer Documents and otherwise performed as required herein, but Purchaser has failed to deliver the Purchase Price or otherwise perform as required herein, on or before the Closing Date. Upon termination, this Agreement shall be void and of no further force and effect, and neither party shall have any further obligation to the other to perform under this Agreement.

8. MISCELLANEOUS PROVISIONS

8.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns.

8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

8.4 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by telecopy. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given on the date of its actual receipt by the appropriate party. Any notice or communication under this Agreement must be addressed as set forth on the signature pages to this Agreement. Any party may change its address for notice by written notice to the other parties hereto.

8.5 Expenses. The parties shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts.

8.6 Survival of Representations and Warranties. Each party hereto covenants and agrees that each of the representations, warranties, covenants, agreements and indemnities in connection therewith contained in this Agreement and in any ancillary document shall survive the closing of this transaction.

8.7 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the closing of this transaction of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement.

8.8 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the state of Nevada, without giving effect to the choice of law principles thereof.

8.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all of the parties.

8.10 Further Actions. Tabet shall at any time after the Closing, execute and deliver all such other documents, and do all such acts and things which Purchaser reasonably request in order to more effectively transfer to Purchaser the right, title, interest and possession of the Shares.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

/s/ Rupert Ireland
RUPERT IRELAND

Address:	1515 7th Street, Suite 59
Santa Monica, California
USA, 90401

SELLER:

/s/ Rami Tabet
RAMI TABET

Address:	38 Street, New Sehaile
Beirut, Lebanon